Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications
abaker@mvbbanking.com
844-682-2265

MVB Financial Corp. Reports First Quarter 2018 Earnings

Strongest Quarter from Continuing Operations in MVB's History

FAIRMONT, W.Va., May 7, 2018 – For the three months ended March 31, 2018, MVB Financial Corp. (the “Company”) (NASDAQ: MVBF) reported net income of $2.6 million, or $0.24 basic and $0.23 diluted earnings per share compared to $1.6 million, or $0.14 basic and diluted earnings per share for the same period in 2017.

For the three months ended March 31, 2018, loans increased $51.2 million or 4.6% from December 31, 2017, which represents an annualized increase of 18.4%. The increase in loans has been driven by our expansion in northern Virginia, as well as, the addition of commercial lenders throughout our markets. In addition to the increase in loan volume during the quarter, loan yields increased 6 basis points. The Company continues to capitalize on disruptions in the market to expand both the lending and deposit teams. The locked Mortgage pipeline increased $61.8 million from December 31, 2017, while over the same period noninterest expense decreased by $975 thousand. The Company continues to monitor expense control and evaluate opportunities for efficiencies.

“If you heard my comments as part of MVB Financial’s Closing Bell Ceremony on March 28, 2018, you know one thing for certain: I’m excited! First quarter 2018 was our strongest quarter of earnings from continuing operations in MVB history. I’m also excited about our trading volume. MVB’s daily trading volume was 1,000 shares not too long ago, and now we’re trading nearly 20,000 shares a day,” said Larry F. Mazza, CEO and President, MVB Financial.

“I’m excited because the Mortgage pipeline exceeded budget expectations for the first quarter, and the pipeline is strong looking ahead to the next quarter. I’m also excited about our robust loan performance in the first quarter, which is due to organic growth and the strategic addition of commercial lenders in our key lending areas. I believe that we have a long runway to grow, and we will through excellent execution, hard

Exhibit 99.1

work, organic growth and M&A. Our team is ready for the challenge. We are focused, motivated and grateful for our families, teammates, Board of Directors, shareholders, communities and especially for our clients.”

FIRST QUARTER 2018 HIGHLIGHTS

•	Loans of $1.2 billion as of March 31, 2018, increased $51.2 million, or 4.6%, from December 31, 2017, and increased $80.4 million, or 7.5%, from March 31, 2017.

•	Assets of $1.6 billion as of March 31, 2018, increased $47.2 million, or 3.1%, from December 31, 2017, and increased $147.6 million, or 10.3%, from March 31, 2017.

•
Deposits of $1.2 billion as of March 31, 2018, remained flat from December 31, 2017, and increased $17.4 million, or 1.5% from March 31, 2017. Noninterest-bearing deposits of $142.8 million increased $16.9 million, or 13.4%, from December 31, 2017, and increased $23.6 million, or 19.7%, from March 31, 2017.

•
Net interest income of $11.5 million for the quarter ended March 31, 2018, decreased $218 thousand, or 1.9%, from the quarter ended December 31, 2017, and increased $1.2 million, or 11.2% from the quarter ended March 31, 2017.

•
Noninterest income of $9.0 million for the quarter ended March 31, 2018, decreased $1.1 million, or 11.0%, from the quarter ended December 31, 2017, and increased $215 thousand, or 2.4%, from the quarter ended March 31, 2017.

•
Noninterest expense of $16.7 million for the quarter ended March 31, 2018, decreased $975 thousand, or 5.5%, from the quarter ended December 31, 2017, and increased $422 thousand, or 2.6%, from the quarter ended March 31, 2017.

FINANCIAL DETAILS

Loans totaled $1.2 billion as of March 31, 2018, an increase of $51.2 million, or 4.6%, from December 31, 2017, and an increase of $80.4 million, or 7.5%, from March 31, 2017. The growth in loans is primarily attributable to organic growth and the addition of commercial lenders within the Company’s primary lending areas. The yield on loans was 4.68% as of March 31, 2018, an increase of 6 basis points from December 31, 2017, and an increase of 36 basis points from March 31, 2017. The increase in yields is driven both by Fed rate increases and a commercial focus on increasing loan yields. In connection with the Company’s core conversion in 2017, the Company implemented a CRM system that has provided better insight on loan pricing.

Exhibit 99.1

Deposits totaled $1.2 billion as of March 31, 2018, and remained flat from December 31, 2017, while increasing $17.4 million, or 1.5% from March 31, 2017. Noninterest-bearing deposits totaled $142.8 million as of March 31, 2018, or 12.4% of the total deposit base, an increase of $16.9 million, or 13.4%, from December 31, 2017, and an increase of $23.6 million, or 19.7%, from March 31, 2017. Noninterest-bearing deposits remain a core funding source for the Company. Management will continue to concentrate on balancing deposit growth with adequate net interest margin to meet strategic goals.

Net interest income for the quarter ended March 31, 2018, was $11.5 million, a decrease of $218 thousand, or 1.9%, from the quarter ended December 31, 2017, and an increase of $1.2 million, or 11.2% from the quarter ended March 31, 2017. The decrease from the quarter ended December 31, 2017, was due to fewer days in the quarter ended March 31, 2018, as well as loan growth occurring late in first quarter of 2018. Net interest margin for the quarter ended March 31, 2018 was 3.29%, flat versus the quarter ended December 31, 2017, and an increase of 10 basis points versus the quarter ended March 31, 2017.

Interest expense increased 5.5% during the quarter ended March 31, 2018, compared to the quarter ended December 31, 2017, due to an increase of 8 basis points in the cost of interest-bearing liabilities, and increased 29.9% compared to the quarter ended March 31, 2017, due to an increase of 20 basis points in the cost of interest-bearing liabilities. The rising cost of borrowings placed pressure on net interest margin earned from our mortgage operations as the cost of short-term borrowings to fund the mortgage business increased, while the yield from loans held for sale remained relatively flat.

Provision for loan loss was $474 thousand for the quarter ended March 31, 2018, a $44 thousand decrease from the quarter ended March 31, 2017, despite a 7.5% increase in loans. The slight decrease in loan loss provision is attributable to lower historical loss rates for the period used to determine the allowance. Nonperforming loans increased $2.5 million, to 0.79%, of total loans as of March 31, 2018, compared to 0.61% of total loans as of March 31, 2017. In addition, net charge-offs for the quarter ended March 31, 2018, increased $38 thousand compared to the quarter ended March 31, 2017, resulting in an annualized net loan charge-offs to total loans ratio of 0.10% as of March 31, 2018.

Noninterest income totaled $9.0 million for the quarter ended March 31, 2018, a decrease of $1.1 million, or 11.0%, from the quarter ended December 31, 2017, and an increase of $215 thousand, or 2.4%, from the quarter ended March 31, 2017.

The $1.1 million decrease in noninterest income from the quarter ended December 31, 2017, was due to

Exhibit 99.1

a decrease of $2.0 million in mortgage fee income, which was partially offset by an increase of $1.1 million in gain on derivatives. The decrease in mortgage fee income was primarily the result of a $94.0 million decrease in sold loan volume. The increase in gain on derivatives was primarily the result of an increase in the locked mortgage pipeline from $91.4 million as of December 31, 2017, to $153.2 million as of March 31, 2018.

The $215 thousand increase in noninterest income from the quarter ended March 31, 2017, was primarily due to a $2.5 million increase in gain on derivatives, along with increases of $413 thousand in commercial swap fees, $203 thousand in gain on sale of portfolio loans, and $143 thousand in gain on sale of securities all of which were partially offset by a decrease of $3.1 million in mortgage fee income. The increase in gain on derivatives was primarily the result of an increase in the locked mortgage pipeline from 67.6% for the quarter ended March 31, 2018, compared to a 12.8% increase in the locked mortgage pipeline for the quarter ended March 31, 2017.

Noninterest expense totaled $16.7 million for the quarter ended March 31, 2018, a decrease of $975 thousand, or 5.5%, from the quarter ended December 31, 2017, and an increase of $422 thousand, or 2.6%, from the quarter ended March 31, 2017.

The $975 thousand decrease in noninterest expense from the quarter ended December 31, 2017, was primarily due to a decrease of $626 thousand in salaries and employee benefits expense and a $448 thousand decrease in data processing and communications. The decrease in salaries and employee benefits expense was primarily the result of lower commissions paid due to a decrease in mortgage closed loan volume of 22.4% versus the quarter ended December 31, 2017. The Company is also experiencing lower data processing and communications expenses related to a new core system that was implemented in the second quarter of 2017.

The $422 thousand increase in noninterest expense from the quarter ended March 31, 2017, was primarily due to an increase of $511 thousand in salaries and employee benefits expense, due to the addition of lenders, treasury team members and the opening of two new branches in 2017. The Company continues to capitalize on disruptions in the market to build out the sales team.

As previously announced on February 20, 2018, the Company declared a quarterly cash dividend of $0.025 per share to shareholders of record at the close of business on March 2, 2018, payable March 15, 2018.

Exhibit 99.1

This was the first quarterly dividend for 2018 and was equal to the quarterly payouts in 2017 of $0.025 per share.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.”

MVB is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiary, MVB Mortgage, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB, please visit ir.mvbbanking.com.

Exhibit 99.1

Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Earnings Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” “may,” or similar expressions occur in this Earnings Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Earnings Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.

Donald T. Robinson, Executive Vice President and CFO
(304) 598-3500
drobinson@mvbbanking.com

Exhibit 99.1

MVB Financial Corp.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2018	2017	2017	2017	2017
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$15,054	$15,086	$14,630	$13,814	$13,068
Interest expense	3,589	3,403	3,216	2,920	2,762
Net interest income	11,465	11,683	11,414	10,894	10,306
Provision for loan losses	474	1,036	96	523	518
Noninterest income	9,039	10,157	10,158	11,567	8,824
Noninterest expense	16,739	17,714	17,966	18,503	16,317
Income before income taxes	3,291	3,090	3,510	3,435	2,295
Income tax expense	697	1,667	1,192	1,175	721
Net income	$2,594	$1,423	$2,318	$2,260	$1,574
Preferred dividends	121	124	123	122	129
Net income available to common shareholders	$2,473	$1,299	$2,195	$2,138	$1,445

Earnings per share - basic	$0.24	$0.12	$0.21	$0.21	$0.14
Earnings per share - diluted	$0.23	$0.12	$0.21	$0.20	$0.14
Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	March 31, 2018	December 31, 2017	March 31, 2017
Cash and cash equivalents	$23,630	$20,305	$18,278
Certificates of deposit with other banks	14,778	14,778	14,527
Investment securities	233,483	231,507	172,754
Loans held for sale	51,280	66,794	71,921
Loans	1,157,173	1,105,941	1,076,782
Allowance for loan losses	(10,067)	(9,878)	(9,372)
Net loans	1,147,106	1,096,063	1,067,410
Premises and equipment	26,477	26,686	26,079
Goodwill	18,480	18,480	18,480
Other assets	66,284	59,689	44,502
Total assets	$1,581,518	$1,534,302	$1,433,951

Deposits	$1,153,907	$1,159,580	$1,136,466
Borrowed funds	207,370	152,169	90,611
Other liabilities	69,820	72,361	68,149
Shareholders' equity	150,421	150,192	138,725
Total liabilities and shareholders' equity	$1,581,518	$1,534,302	$1,433,951

Exhibit 99.1

Reportable Segments (Unaudited)

Three Months Ended March 31, 2018	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Revenues:
Interest income	$13,838	$1,335	$1	$(120)	$15,054
Mortgage fee income	140	6,673	—	(250)	6,563
Other income	1,780	517	1,553	(1,374)	2,476
Total operating income	15,758	8,525	1,554	(1,744)	24,093
Expenses:
Interest expense	2,674	727	558	(370)	3,589
Salaries and employee benefits	3,569	5,416	1,488	—	10,473
Provision for loan losses	417	57	—	—	474
Other expense	4,559	2,122	959	(1,374)	6,266
Total operating expenses	11,219	8,322	3,005	(1,744)	20,802
Income (loss) before income taxes	4,539	203	(1,451)	—	3,291
Income tax expense (benefit)	978	53	(334)	—	697
Net income (loss)	$3,561	$150	$(1,117)	$—	$2,594
Preferred stock dividends	—	—	121	—	121
Net income (loss) available to common shareholders	$3,561	$150	$(1,238)	$—	$2,473

Three Months Ended March 31, 2017	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Revenues:
Interest income	$12,312	$781	$1	$(26)	$13,068
Mortgage fee income	185	9,637	—	(188)	9,634
Other income	1,077	(1,831)	1,210	(1,266)	(810)
Total operating income	13,574	8,587	1,211	(1,480)	21,892
Expenses:
Interest expense	2,119	304	551	(212)	2,762
Salaries and employee benefits	2,657	5,955	1,350	—	9,962
Provision for loan losses	500	18	—	—	518
Other expense	4,650	2,098	875	(1,268)	6,355
Total operating expenses	9,926	8,375	2,776	(1,480)	19,597
Income (loss) before income taxes	3,648	212	(1,565)	—	2,295
Income tax expense (benefit)	1,161	96	(536)	—	721
Net income (loss)	$2,487	$116	$(1,029)	$—	$1,574
Preferred stock dividends	—	—	129	—	129
Net income (loss) available to common shareholders	$2,487	$116	$(1,158)	$—	$1,445

Exhibit 99.1

Average Balances and Interest Rates (Unaudited) (Dollars in thousands)

	Three Months Ended March 31, 2018			Three Months Ended December 31, 2017			Three Months Ended March 31, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing deposits in banks	$3,883	$18	1.83%	$4,636	$15	1.28%	$2,734	$10	1.48%
CDs with other banks	14,778	72	1.97	14,778	75	2.01	14,527	69	1.93
Investment securities:
Taxable	154,430	895	2.35	147,459	774	2.08	108,862	546	2.03
Tax-exempt	75,556	655	3.51	68,759	572	3.30	56,280	430	3.10
Loans and loans held for sale: [1]
Commercial	775,764	8,943	4.68	770,664	9,042	4.65	746,364	7,943	4.32
Tax exempt	14,464	123	3.46	14,679	128	3.46	15,329	131	3.47
Real estate	360,744	4,190	4.71	374,047	4,300	4.56	352,144	3,764	4.33
Consumer	12,517	158	5.11	13,006	180	5.49	14,370	175	4.94
Total loans	1,163,489	13,414	4.68	1,172,396	13,650	4.62	1,128,207	12,013	4.32
Total earning assets	1,412,136	15,054	4.32	1,408,028	15,086	4.25	1,310,610	13,068	4.04
Less: Allowance for loan losses	(9,987)			(9,579)			(9,427)
Cash and due from banks	15,966			16,969			15,246
Other assets	102,645			96,103			86,215
Total assets	$1,520,760			$1,511,521			$1,402,644

Liabilities
Deposits:
NOW	$443,784	$762	0.70	$467,095	$807	0.69	$415,627	$525	0.51
Money market checking	241,472	443	0.74	238,262	432	0.72	236,845	458	0.78
Savings	46,544	20	0.17	44,685	19	0.17	48,092	19	0.16
IRAs	17,691	62	1.43	17,200	59	1.36	16,573	50	1.22
CDs	269,286	1,011	1.52	278,446	1,025	1.46	264,626	854	1.31
Repurchase agreements and federal funds sold	20,605	19	0.37	24,727	19	0.30	23,113	17	0.30
FHLB and other borrowings	160,205	714	1.81	122,388	474	1.54	103,990	288	1.12
Subordinated debt	33,524	558	6.75	33,524	568	6.72	33,524	551	6.67
Total interest-bearing liabilities	1,233,111	3,589	1.18	1,226,327	3,403	1.10	1,142,390	2,762	0.98
Noninterest bearing demand deposits	129,385			127,417			113,021
Other liabilities	8,673			7,419			9,226
Total liabilities	1,371,169			1,361,163			1,264,637

Stockholders’ equity
Preferred stock	7,834			7,834			8,212
Common stock	10,525			10,496			10,048
Paid-in capital	99,110			99,123			93,476
Treasury stock	(1,084)			(1,084)			(1,084)
Retained earnings	38,004			36,982			31,651
Accumulated other comprehensive income	(4,798)			(2,993)			(4,296)
Total stockholders’ equity	149,591			150,358			138,007
Total liabilities and stockholders’ equity	$1,520,760			$1,511,521			$1,402,644

Net interest spread			3.14			3.15			3.06
Net interest income-margin		$11,465	3.29%		$11,683	3.29%		$10,306	3.19%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.

Exhibit 99.1

Selected Financial Data (Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2018	2017	2017	2017	2017
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Earnings and Per Share Data:
Net income	$2,594	$1,423	$2,318	$2,260	$1,574
Net income available to common shareholders	2,473	1,299	2,195	2,138	1,445
Earnings per share - basic	0.24	0.12	0.21	0.21	0.14
Earnings per share - diluted	0.23	0.12	0.21	0.20	0.14
Cash dividends paid per common share	0.025	0.025	0.025	0.025	0.025
Book value per common share	13.53	13.63	13.51	13.31	13.09
Weighted average shares outstanding - basic	10,474,138	10,444,627	10,443,443	10,343,933	9,996,544
Weighted average shares outstanding - diluted	12,714,353	10,823,994	12,410,070	12,181,433	10,009,341

Performance Ratios:
Return on average assets [1]	0.68%	0.38%	0.63%	0.63%	0.45%
Return on average equity [1]	6.94%	3.79%	6.28%	6.30%	4.56%
Net interest margin [2]	3.29%	3.29%	3.37%	3.31%	3.19%
Efficiency ratio [3]	81.64%	81.11%	83.28%	82.38%	85.30%
Overhead ratio 1 4	4.40%	4.69%	4.87%	5.19%	4.65%

Asset Quality Data and Ratios:
Charge-offs	$356	$572	$472	$163	$290
Recoveries	71	18	24	16	43
Net loan charge-offs to total loans [1] [5]	0.10%	0.20%	0.16%	0.05%	0.09%
Allowance for loan losses	10,067	9,878	9,396	9,748	9,372
Allowance for loan losses to total loans [6]	0.87%	0.89%	0.86%	0.88%	0.87%
Nonperforming loans	9,102	9,699	6,559	5,103	6,575
Nonperforming loans to total loans	0.79%	0.88%	0.60%	0.46%	0.61%

Capital Ratios:
Equity to assets	9.51%	9.79%	10.12%	9.74%	9.67%
Leverage ratio	9.50%	9.27%	9.41%	9.59%	9.24%
Common equity Tier 1 capital ratio	10.60%	10.55%	10.76%	10.32%	10.15%
Tier 1 risk-based capital ratio	11.57%	11.54%	11.79%	11.33%	11.19%
Total risk-based capital ratio	14.80%	14.87%	15.18%	14.66%	14.63%
1 annualized for the quarterly periods presented
2 net interest income as a percentage of average interest earning assets
3 noninterest expense as a percentage of net interest income and noninterest income
4 noninterest expense as a percentage of average assets
5 charge-offs less recoveries
6 excludes loans held for sale